     Exhibit 23.3

700, 850 2 Street SW

Calgary, AB T2P 0R8

Canada

Tel: 403-267-1700

Fax: 587-774-5379

www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-146815, 333-156994, 333-171122 and 333-183029, on Form S-8, and Registration Statement No. 333-212819 and 333-227204 on Form S-3, of our report dated February 27, 2018, relating to the 2017 and 2016 consolidated financial statements of Gran Tierra Energy Inc. and subsidiaries (the “Company”) appearing in this Amendment No. 1 to Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

April 15, 2019